UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 13, 2019

CorePoint Lodging Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-38168	82-1497742

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

909 Hidden Ridge, Suite 600, Irving, Texas 75038

(Address of Principal Executive Offices) (Zip Code)

(972) 893-3199

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CPLG	New York Stock Exchange

Item 2.02	Results of Operations and Financial Condition.

On May 14, 2019, CorePoint Lodging Inc. (the “Company”) issued a press release announcing the results of the Company’s operations for the quarter ended March 31, 2019. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with a reduction in force approved by the Company’s board of directors, John W. Cantele, the Company’s Executive Vice President and Chief Operating Officer, will cease to serve in such role, effective May 15, 2019.

On May 13, 2019, the Company and Mr. Cantele entered into a Separation and Release Agreement (the “Separation Agreement”), effective as of May 15, 2019. Pursuant to the Separation Agreement, Mr. Cantele will be entitled to:

•

subject to non-revocation of a general release and waiver of claims in favor of the Company and continued compliance with the Non-Interference Agreement (as defined below), the following payments and benefits to which he is entitled pursuant to the CorePoint Lodging Inc. Executive Severance Plan (the “Severance Plan”) in connection with a termination without “Cause” within two years after the spin-off of the Company from La Quinta Holdings Inc.:

o	a lump sum cash severance payment equal to twice Mr. Cantele’s 2019 base salary and target bonus ($2,039,400), payable within 60 days of Mr. Cantele’s termination;
o

a lump sum payment of his 2019 annual incentive bonus, pro-rated for the months of service up to and including the month of termination and based on target performance ($212,437.50), paid concurrently with the payments of 2019 annual incentive bonuses to other similarly-situated employees;

o

continued health insurance coverage at substantially the same level as provided immediately prior to such termination, at the same cost as generally provided to similarly-situated active Company employees, for a period of 24 months following Mr. Cantele’s termination; and

o	payment for or reimbursement of payment for outplacement services up to a maximum of $10,000 within a three-year period following Mr. Cantele’s termination; and
•

the following treatment with respect to his outstanding equity awards to which he is entitled pursuant to the Company’s 2018 Omnibus Incentive Plan and the applicable award agreements in connection with a termination without “Cause”:

o	acceleration of the vesting of 123,442 shares of the Company’s common stock in respect of outstanding restricted stock awards and corresponding dividend equivalent rights thereon, as applicable; and
o	continued vesting of 3,552 performance-vesting restricted stock units pursuant to the terms of the applicable award agreements.

The Separation Agreement also contains an agreement by Mr. Cantele that he will remain subject to any restrictive covenants contained in any confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement entered into between him and the Company or its affiliates, including those covenants set forth in the Confidentiality, Non-Interference and Invention Assignment Agreement he executed in connection with his participation in the Severance Plan (such agreement, the “Non-Interference Agreement”). The Non-Interference Agreement contains confidentiality, non-solicitation and non-disparagement covenants, each with a 24-month post-termination duration, and a non-competition covenant with a 12-month post-termination duration.

The foregoing summary description of the terms of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 hereto.

The company expects to incur a charge in the quarter ending June 30, 2019 of approximately $3.5 million relating to severance expense in connection with the reduction in force.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1  Separation and Release Agreement, effective as of May 15, 2019, between CorePoint Lodging Inc. and John W. Cantele

Exhibit 99.1	Press Release of CorePoint Lodging Inc., dated May 14, 2019, announcing results for the quarter ended March 31, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COREPOINT LODGING INC.
By:	/s/ Mark M. Chloupek
	Name:	Mark M. Chloupek
	Title:	Executive Vice President, Secretary and General Counsel

Date: May 14, 2019